Exhibit 99.1
Borland Software Corporation Completes Sale
of $175 Million of 2.75% Convertible Senior Notes Due 2012
CUPERTINO, CA, February 6, 2007 — Borland Software Corporation (NASDAQ: BORL; the “Company”) announced today that it had completed its previously announced offering of $175 million of 2.75% Convertible Senior Notes due 2012 (the “Notes”) to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 (the “Securities Act”). An additional $25 million aggregate principal amount of notes may be issued, at the option of the initial purchaser, within 30 days of the initial issuance of the Notes.
The Company used a portion of the net proceeds from the sale of the Notes to repurchase approximately $30 million of the Company’s common stock and intends to use the balance of the net proceeds for other general corporate purposes, including potential acquisitions.
The Notes, and the common stock issuable upon conversion of the Notes, have not been registered under the Securities Act or any state securities laws, and are being offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the Notes, and common stock issued upon conversion of the Notes, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
Investor Contact:
Erica Abrams, The Blueshirt Group for Borland
415-217-5864
erica@blueshirtgroup.com